Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of DynTek, Inc. and Subsidiaries on Form S-8 (333-78426), Form S-8 (333-93448), Form S-8 (333-84941), Form S-8 (333-56900), Form S-8 (333-356902), Post-Effective Amendment No. 2 to Form S-3 (333-31153), Form S-3 (333-115117), Form S-3  (333-116888), Form S-8 (333-117808), Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (333-112555), Form S-3 (333-120578), Form S-3 (333-123282) and Form S-8 (333-137256) of our report dated October 10, 2006 with respect to our audits of the consolidated financial statements of DynTek, Inc. and Subsidiaries as of June 30, 2006 and 2005 and for the years ended June 30, 2006, 2005 and 2004, which report is included in this Annual Report on Form 10-K of DynTek, Inc. and Subsidiaries for the year ended June 30, 2006.

Marcum & Kliegman LLP
New York, New York
October 10, 2006